Exhibit 99.1

RISK FACTORS

Risks relating to our business and industry

Demand for our services is vulnerable to economic downturns and reductions in private industry and municipal and other governmental spending. If general economic conditions continue or weaken and current constraints on the availability of capital continue, then our revenues, profits and our financial condition may be materially adversely affected.

Our customers are vulnerable to general downturns in the domestic and international economies. Consequently, our results of operations will fluctuate depending on the demand for our services.

Due to the current economic conditions and volatile credit markets, many of our customers will face considerable budget shortfalls or are delaying capital spending that will decrease the overall demand for our services. In addition, our customers may find it more difficult to raise capital in the future due to substantial limitations on the availability of credit and other uncertainties in the municipal and general credit markets.

Levels of municipal spending particularly impact our Water Resources, Inliner, Heavy Civil and Geoconstruction Divisions. Reduced tax revenue in certain regions, or inability to access traditional sources of credit, may limit spending and new development by local municipalities, which in turn may adversely affect the demand for our services in these regions. Reductions in spending by municipalities or local governmental agencies could reduce demand for our services and reduce our revenue.

The current economic conditions are negatively affecting the pricing for our services and we expect these conditions to continue for the foreseeable future. Many of our customers, especially federal, state and local governmental agencies (which make up the majority of our customers in our Water Resources, Inliner, Heavy Civil and Geoconstruction Divisions) competitively bid for their contracts. Since the recessionary economic environment of 2008, governmental agencies have reduced the number of new projects that they have started and the bidding for those projects has become increasingly competitive. In addition, prices for negotiated contracts have also been negatively impacted. Our customers may also demand lower pricing as a condition of continuing our services. We expect to see an increase in the number of competitors as other companies that do not normally operate in our markets enter seeking contracts to keep their resources employed. In addition, certain of our customers may be unable to pay us if they are unable to raise capital to fund their business operations, which would have an adverse effect on our revenue and cash flows.

As a result of the above conditions, our revenues, net income and overall financial condition were negatively affected during recent fiscal years and may continue to be adversely affected if the current economic conditions do not improve.

A reduction in demand for our mineral exploration and development services could reduce our revenue.

Demand for our mineral exploration services depends in significant part upon the level of mineral exploration and development activities conducted by mining companies, particularly with respect to gold and copper. Mineral exploration is highly speculative and is influenced by a variety of factors, including the prevailing prices for various metals, which often fluctuate widely in response to global supply and demand, among other factors. In addition, the price of gold is affected by numerous factors, including international economic trends, currency exchange fluctuations, expectations for inflation, speculative activities, consumption patterns, purchases and sales of gold bullion holdings by central banks and others, world production levels and political events. In addition to prevailing prices for minerals, mineral exploration activity is influenced by the following factors:

•	global and domestic economic considerations;

•	the economic feasibility of mineral exploration and production;

•	the discovery rate of new mineral reserves;

•	national and international political conditions;

•	decisions made by mining companies with regards to location and timing of their exploration budgets; and

•	the ability of mining companies to access or generate sufficient funds to finance capital expenditures for their activities.

A material decrease in the rate of mineral exploration and development would reduce the revenue generated by our Mineral Exploration Division and adversely affect our results of operations and cash flows.

During the fiscal year 2013, our Mineral Exploration Division experienced a reduction in its revenue. This decrease was due to lower mining exploration budgets of our customers, a softer market and extended holiday down time compared to previous years and has continued through fiscal year 2014.

Because our businesses are seasonal, our results can fluctuate significantly, which could make it difficult to evaluate our business and could cause instability in the market price of our common stock.

We periodically have experienced fluctuations in our quarterly results arising from a number of factors, including the following:

•	the timing of the award and completion of contracts;

•	the recording of related revenue; and

•	unanticipated additional costs incurred on projects.

In addition, adverse weather conditions, natural disasters, force majeure and other similar events can curtail our operations in various regions of the world throughout the year, resulting in performance delays and increased costs.

Moreover, our domestic activities and related revenue and earnings tend to decrease in the winter months when adverse weather conditions interfere with access to drilling or other construction sites. As a result, our revenue and earnings in the second and third quarters tend to be higher than revenue and earnings in the first and fourth quarters. Accordingly, as a result of the foregoing as well as other factors, our quarterly results should not be considered indicative of results to be expected for any other quarter or for any full fiscal year.

Our use of the percentage-of-completion method of accounting involves significant estimates and management judgment, changes of which could result in a reduction or reversal of previously recorded results.

Our revenue on larger construction contracts is recognized on a percentage-of-completion basis for individual contracts based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenue, costs and profits in the reporting period when such estimates are revised. Total estimates may be affected by:

•	changes in expected costs of materials, labor, productivity or scheduling;

•	changes in external factors outside of our control, such as weather or customer requirements; and

•	change orders, which are a normal and recurring part of our business and can increase or decrease the scope of work and therefore the revenue and the cost of a job.

The above items can change the estimates on a contract, including those arising from contract penalty provisions, and final contract settlements, and can result in revisions to costs and income. Revisions in estimates are recognized in the period in which they are determined. This could result in the reduction or reversal of previously recorded profits.

We may experience cost overruns on our fixed-price contracts, which could reduce our profitability.

A significant number of our contracts contain fixed prices and generally assign responsibility to us for cost overruns for the subject projects. Under such contracts, prices are established in part on cost and scheduling estimates, which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of materials, labor and other requirements. Inaccurate estimates, or changes in other circumstances, such as unanticipated technical problems, difficulties obtaining permits or approvals, changes in local laws or labor conditions, weather delays, cost of raw materials, or our suppliers’ or subcontractors’ inability to perform, could result in substantial losses. Many of our contracts also are subject to cancellation by the customer upon short notice with limited or no damages payable to us. As a result, cost and gross margin may vary from those originally estimated and, depending upon the size of the project, variations from estimated contract performance could affect our operating results. For example, we have recently experienced significant cost overruns on projects within our Heavy Civil Division, producing an operating loss for the division. The nature of estimating contracts is such that changing conditions and new developments are continuous and characteristic of our business.

We have indebtedness and other contractual commitments that could limit our operating flexibility and, in turn, hinder our ability to make payments on our obligations, lessen our ability to make capital expenditures and/or increase the cost of obtaining additional financing.

As of July 31, 2013, our total indebtedness was approximately $116.9 million, our total liabilities were $382.9 million and our total assets were $701.0 million. Upon the closing of our proposed offering of convertible notes, we will have a $150 million revolving credit facility that matures March 2016. The terms of the related credit agreement, as amended, could have important consequences to stockholders, including the following:

•	our ability to obtain any necessary financing in the future for working capital, acquisitions, capital expenditures, debt service requirements or other purposes may be limited or financing may be unavailable;

•	a portion of our cash flow must be dedicated to the payment of principal and interest on our indebtedness and other obligations and will not be available for use in our business; and

•	our credit agreement contains various operating and financial covenants that could restrict our ability to incur additional indebtedness and liens, fund our foreign operations, make investments and acquisitions, transfer or sell assets, and transact with affiliates.

During both the first and second quarters of fiscal year 2014, we determined that we would likely not be in compliance with the financial covenants in our revolving credit facility for those quarters and entered into amendments to our revolving credit facility to suspend and/or waive compliance with those covenants. As part of the second quarter amendment, we also granted liens on substantially all of our assets to secure the revolving credit facility and reduced the amount of credit available from $300 million to $200 million. In anticipation of our proposed convertible note offering, we further amended the credit agreement to, among other things, reduce the amount of the commitments under the Credit Agreement from $200 million to $180 million, permit the offer and sale of the notes, provide for short-term financial covenant relief and temporarily increase the interest rate under the credit agreement to LIBOR plus 6.0% (or the base rate plus 5.0%). Upon consummation of our proposed convertible note offering, the credit agreement, as amended, among other things, further reduces the commitments under the credit agreement to $150 million, provides additional short-term financial covenant relief, imposes a minimum asset coverage ratio and minimum liquidity requirement and reduces the interest rate under the credit agreement. As of July 31, 2013, there were letters of credit for $29.8 million and borrowings of $100.5 million outstanding under this revolving credit facility. Since July 31, 2013, we borrowed an additional $42.0 million and repaid $30.5 million. If we fail to make required debt payments, or if we fail to comply with other covenants in our credit agreements, we would be in default under the terms of these and other indebtedness agreements. If our lenders were unwilling to grant any further waivers or amendments, this may result in lenders cutting off additional draws under the revolving credit facility or accelerating repayment of this debt. In addition, a default under our credit agreement may result in a default under the indenture governing the notes we are offering, and vice versa, which could result in the acceleration of all the debt under the credit agreement and the proposed convertible notes. We may not have sufficient funds to pay any accelerated principal or interest.

We may have difficulty implementing our new business strategy and our business may suffer if we do not.

As discussed in “Part I, Item 1—Business” in our Form 10-K for fiscal year 2013, we have recently made several significant changes in our corporate strategy. Although these new areas of focus draw upon our significant experience in water management, construction and drilling, we will be marketing our services to new customers and industries. Our management will need to remain flexible to support our new business model over the next few years. Implementing our corporate strategy could require a significant amount of additional capital and could distract management from running our day-to-day operations. If we are not able to successfully implement our current corporate strategy, our results of operations, cash flows and stockholder returns could be negatively affected.

We may experience disruptions in conjunction with the relocation of corporate headquarters.

We have recently relocated our corporate headquarters to The Woodlands, Texas, a suburb of Houston. This relocation is intended to promote increased interaction and collaboration among all of our divisions, while providing increased access to some of the nation’s leading energy companies. A number of our corporate office employees, including several senior executives, did not relocate to The Woodlands and as a result we have had to hire replacements and/or outsource certain functions on a temporary basis, which has increased our costs and resulted in inefficiencies as personnel are being trained.

We may not be able to attract and retain qualified managers and executives, which could materially harm our business.

We are very dependent on the skills and motivation of our employees, managers and executives to define and implement our corporate strategies and operational plans. We maintain and rely on a small executive team to manage our business. We may not be successful in retaining such personnel or attracting qualified replacements should any personnel leave. The loss of members of that executive team could materially and adversely affect our financial condition, results of operation, and cash flows. We must ensure our executives and all employees are appropriately motivated and compensated to ensure long-term succession and continuity.

There may be undisclosed liabilities associated with our acquisitions.

In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover, including liabilities arising from non-compliance with laws and regulations by prior owners for which we, as successor owners, may be responsible.

Because we are a multinational company conducting a complex business in many markets worldwide, we are subject to legal and operational risks related to staffing and management, as well as a broad array of local legal and regulatory requirements.

Operating outside of the United States creates difficulties associated with staffing and managing our international operations, as well as complying with local legal and regulatory requirements. The laws and regulations in the markets in which we operate are subject to rapid change. Although we have local staff in countries in which we deem it appropriate, we cannot ensure that we will be operating in full compliance with all applicable laws or regulations to which we may be subject, including customs and clearing, tax, immigration, employment, worker health and safety and environmental laws. Also, these laws may be modified in ways that may adversely affect our business.

A significant portion of our earnings is generated from our foreign operations, and those of our affiliates. Political and economic risks in foreign countries could reduce or eliminate the earnings we derive from those operations.

Our earnings are significantly impacted by the results of our operations in foreign countries. Our foreign operations are subject to certain risks beyond our control, including the following:

•	political, social and economic instability;

•	war and civil disturbances;

•	bribery and corruption;

•	the taking of property through nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	tariffs, taxes and other trade barriers;

•	threats of bodily harm to our employees and kidnapping;

•	barriers to timely movement or transfer of equipment between countries; and

•	exchange controls and limitations on remittance of dividends or other payments to us by our foreign subsidiaries and affiliates.

In particular, changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise, could materially adversely affect our business, growth, financial condition or results of operations. For example, while there are currently no limitations on the repatriation of profits from the countries in which we have subsidiaries, several countries do impose withholding taxes on dividends or fund transfers. Further foreign currency exchange control restrictions, taxes or limitations may be imposed or increased in the future with regard to repatriation of earnings and investments from countries in which we operate. If exchange control restrictions, taxes or limitations are imposed, our ability to receive dividends or other payments from affected subsidiaries could be reduced, resulting in an adverse material effect.

In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the developing parts of the world in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all.

We perform work at mining operations in countries which have experienced instability in the past, or may experience instability in the future. The mining industry is subject to regulation by governments around the world, including the regions in which we have operations, relating to matters such as environmental protection, controls and restrictions on production, and, potentially, nationalization, expropriation or cancellation of contract rights, as well as restrictions on conducting business in such countries. In addition, in our foreign operations we face operating difficulties, including political instability, workforce instability, harsh environmental conditions and remote locations. We do not maintain political risk insurance. Adverse events beyond our control in the areas of our foreign operations could reduce the revenue derived from our foreign operations to the extent that contractual provisions and bilateral agreements between countries may not be sufficient to guard our interests.

Our operations in foreign countries expose us to devaluations and fluctuations in currency exchange rates.

We operate a significant portion of our business in countries outside the United States and continue to expand our operations in foreign countries, including significant recent investments in Brazil. The majority of our costs in those locations are transacted in local currencies. Although we generally contract with our customers in U.S. dollars, some of our contracts are in other currencies. Other than on a selected basis, we do not engage in foreign currency hedging transactions. As exchange rates among the U.S. dollar and other currencies fluctuate, the translation effect of these fluctuations may have a material adverse effect on our results of operations or financial condition as reported in U.S. dollars. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Future fluctuations in the value of the U.S. dollar could have an adverse effect on our results.

We conduct business in many international markets with complex and evolving tax rules, including value-added tax rules, which subject us to international tax compliance risks.

While we obtain advice from legal and tax advisors as necessary to help assure compliance with tax and regulatory matters, most tax jurisdictions that we operate in have complex and subjective rules regarding the valuation of intercompany services, cross-border payments between affiliated companies and the related effects on income tax, value-added tax (“VAT”), transfer tax and share registration tax. Our foreign subsidiaries frequently undergo VAT reviews, and from time to time undergo comprehensive tax reviews and may be required to make additional tax payments should the review result in different interpretations, allocations or valuations of our products or services. Certain countries may, from time to time, make changes to their existing tax structure which might affect our operations. These countries may, with little or no notice, implement additional taxes in the form of severance taxes, windfall profits taxes, production taxes and tariffs.

Reductions in the market price of gold, copper and other base metals could significantly reduce our profit.

World gold and base metal prices historically have fluctuated widely and are affected by numerous factors beyond our control, including;

•	the strength of the U.S. economy and the economies of other industrialized and developing nations;

•	global or regional political or economic crises;

•	the relative strength of the U.S. dollar and other currencies;

•	expectations with respect to the rate of inflation;

•	interest rates;

•	sales of gold by central banks and other holders;

•	demand for jewelry containing gold; and

•	speculation.

Any material decrease in the market price of gold and base metals could reduce the demand for our mineral exploration services and reduce our profits.

Turmoil in the credit markets and poor economic conditions could negatively impact the credit worthiness of our financial counterparties.

Although we evaluate the credit capacity of our financial counterparties, changes in global economic conditions could negatively impact their ability to access credit. The risks of such reduction in credit capacity include:

•	ability of institutions with whom we have lines of credit to allow access to those funds; and

•	viability of institutions holding our cash deposits or, in the case of U.S. banks, cash deposits in excess of FDIC insurance limits.

If these institutions fail to fulfill their commitments to us, our access to operating cash could be restricted.

If we are unable to obtain bonding at acceptable rates, our operating costs could increase.

A significant portion of our projects require us to procure a bond to secure performance. With a decreasing number of insurance providers in that market, it may be difficult to find sureties who will continue to provide contract-required bonding at acceptable rates. With respect to our joint ventures, our ability to obtain a bond may also depend on the credit and performance risks of our joint venture partners, some of whom may not be as financially strong as we are. Our inability to obtain bonding on favorable terms or at all would increase our operating costs and inhibit our ability to execute projects.

Fluctuations in the prices of raw materials could increase our operating costs.

We purchase a significant amount of steel for use in connection with all of our businesses. We also purchase a significant volume of fuel to operate our trucks and equipment. The manufacture of materials used in our sewer rehabilitation business is dependent upon the availability of resin, a petroleum-based product. At present, we do not engage in any type of hedging activities to mitigate the risks of fluctuating market prices for oil, steel or fuel and increases in the price of these materials may increase our operating costs.

The total amount of our backlog, as stated at any given time, is not necessarily indicative of our future earnings.

As of July 31, 2013 and January 31, 2013, the total backlog in the Water Resources, Inliner, Heavy Civil and Geoconstruction Divisions was approximately $472.2 million and $559.8 million, respectively. This consists of the expected gross revenue associated with executed contracts, or portions thereof, not yet performed by us. We cannot ensure that the revenue projected in our backlog will be realized or, if realized, will result in profit. Further, project terminations, suspensions or adjustments in scope may occur with respect to contracts reflected in our backlog. Reductions in backlog due to cancellation by a customer or scope adjustments adversely affect, potentially to a material extent, the revenue and profit we actually receive from such backlog. We may be unable to complete some projects included in our backlog in the estimated time and, as a result, such projects could remain in the backlog for extended periods of time. Estimates are reviewed periodically and appropriate adjustments are made to the amounts included in backlog. Our backlog as of year-end is generally completed within the following 12 to 24 months. Our backlog does not include any awards for work expected to be performed more than three years after the date of our financial statements. The amount of future actual awards may be more or less than our estimates.

Our failure to meet the schedule or performance requirements of our contracts could harm our reputation, reduce our client base and curtail our future operations.

In certain circumstances, we guarantee contract completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs, and the amount of such additional costs could exceed projected profit margins. These additional costs include liquidated damages paid under contractual penalty provisions, which can be substantial and can accrue on a daily basis. In addition, our actual costs could exceed our projections. Performance problems for existing and future contracts could increase the anticipated costs of performing those contracts and cause us to suffer damage to our reputation within our industry and our client base, which would harm our future business.

If we cannot obtain third-party subcontractors at reasonable rates, or if their performance is unsatisfactory, our profit could be reduced.

We rely on third-party subcontractors to complete some of our projects. To the extent that we cannot engage subcontractors, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for subcontracted services exceeds the amount we have estimated in bidding for fixed-price work, we could experience reduced profits or losses in the performance of these contracts. In addition, if a subcontractor is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services from another source at a higher price, which could reduce the profit to be realized or result in a loss on a project for which the services were needed. Also, if our subcontractors perform unsatisfactory work, we may become subject to increased warranty costs or product liability or other claims against us.

Professional liability, product liability, warranty and other claims against us could reduce our revenue.

Any accidents or system failures in excess of insurance limits at locations that we engineer or construct or where our products are installed or where we perform services could result in significant professional liability, product liability, warranty and other claims against us. Further, the construction projects we perform expose us to additional risks, including cost overruns, equipment failures, personal injuries, property damage, shortages of materials and labor, work stoppages, labor disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In addition, once our construction is complete, we may face claims with respect to the work performed.

If our joint venture partners default on their performance obligations, we could be required to complete their work under our joint venture arrangements, which could reduce our profit or result in losses.

We sometimes enter into contractual joint ventures in order to develop joint bids on contracts. The success of these joint ventures depends largely on the satisfactory performance of our joint venture partners of their obligations under the joint venture. Under these joint venture arrangements, we may be required to complete our joint venture partner’s portion of the contract if the partner is unable to complete its portion and a bond is not available. In such case, the additional obligations could result in reduced profit or, in some cases, significant losses for us with respect to the joint venture.

Our business is subject to numerous operating hazards, logistical limitations and force majeure events that could significantly reduce our liquidity, suspend our operations and reduce our revenue and future business.

Our drilling and other construction activities involve operating hazards that can result in personal injury or loss of life, damage or destruction of property and equipment, damage to the surrounding areas, release of hazardous substances or wastes and other harm to the environment. To the extent that the insurance protection we maintain is insufficient or ineffective against claims resulting from the operating hazards to which our business is subject, our liquidity could be significantly reduced.

In addition, our operations are subject to delays in obtaining equipment, fuel and supplies and the availability of transportation for the purpose of mobilizing rigs and other equipment, particularly where rigs or mines are located in remote areas with limited infrastructure support. Our business operations are also subject to force majeure events such as adverse weather conditions, natural disasters and mine accidents or closings. If our drill site or construction operations are interrupted or suspended as a result of any such events, we could incur substantial losses of revenue and future business.

If we are unable to retain skilled workers, or if a work stoppage occurs as a result of disputes relating to collective bargaining agreements, our ability to operate our business could be limited and our revenue could be reduced.

Our ability to remain productive, profitable and competitive depends substantially on our ability to retain and attract skilled workers with expert geological and other engineering knowledge and capabilities. The demand for these workers is high and the supply is limited. An inability to attract and retain trained drillers and other skilled employees could limit our ability to operate our business and reduce our revenue.

As of January 31, 2013, approximately 4.8% of our workforce was unionized and eight of our 23 standing collective bargaining agreements were scheduled to expire within the next 12 months. To the extent that disputes relating to existing or future collective bargaining agreements arise, a work stoppage could occur. If protracted, a work stoppage could substantially reduce or suspend our operations and reduce our revenue.

If we are not able to demonstrate our technical competence, competitive pricing and reliable performance to potential customers, we will lose business to competitors, which would reduce our profit.

We face significant competition and a large part of our business is dependent upon obtaining work through a competitive bidding process. In our Water Resources, Inliner, Heavy Civil and Geoconstruction Divisions, we compete with many smaller firms on a local or regional level, many of whom have a lower corporate overhead cost than us. There are few proprietary technologies or other significant factors which prevent other firms from entering these local or regional markets or from consolidating together into larger companies more comparable in size to our company. Our competitors for our bundled construction services are primarily local and regional specialty general contractors. In our Mineral Exploration Division, we compete with a number of drilling companies, the largest being Boart Longyear, an Australian public company, Major Drilling Group International, a Canadian public company, and Foraco International S.A., a French company publicly traded on the Toronto stock exchange. Competition also places downward pressure on our contract prices and profit margins. Competition in all of our markets, and especially in our Water Resources, Inliner, Heavy Civil and Geoconstruction Divisions, has intensified in the last couple of years due to the recessionary economic conditions and such heightened competition is expected to continue for the foreseeable future. As a result, we face challenges in our ability to maintain growth rates. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profit. Additional competition could reduce our profit.

Our failure to comply with the regulations of the U.S. Occupational Safety and Health Administration, the U.S. Mine Safety and Health Administration, the U.S. Department of Transportation and other state and local agencies that oversee transportation and safety compliance could reduce our revenue, profitability and liquidity.

The Occupational Safety and Health Act of 1970, as amended (“OSHA”), the Mine Safety and Health Act of 1977 (“MSHA”), and other comparable state and foreign laws establish certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the applicable regulatory authorities and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work may apply to our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA, MSHA and other state, local and foreign laws and regulations, and could incur penalties and fines in the future, including in extreme cases, criminal sanctions.

While we have invested, and will continue to invest, substantial resources in worker health and safety programs, the industries in which we operate involve a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Although we have taken what are believed to be appropriate precautions, we have suffered employee injuries and fatalities in the past and may suffer additional injuries or fatalities in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to substantially deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our liquidity, cash flows and results of operations.

We have, from time to time, received notice from the U.S. Department of Transportation that our motor carrier operations may be monitored and that the failure to improve our safety performance could result in suspension or revocation of vehicle registration privileges. If we were not able to successfully resolve these issues, our ability to service our customers could be damaged, which could lead to a material adverse effect on our results of operations, cash flows and liquidity.

The cost of complying with complex governmental regulations applicable to our business, sanctions resulting from non-compliance or reduced demand resulting from increased regulations could increase our operating costs and reduce our profit.

Our drilling and other construction services are subject to various licensing, permitting, approval and reporting requirements imposed by federal, state, local and foreign laws. Our operations are subject to inspection and regulation by various governmental agencies, including the Department of Transportation, OSHA and MSHA of the Department of Labor in the United States, as well as their counterparts in foreign countries. A major risk inherent in drilling and other construction is the need to obtain permits from local authorities. Delays in obtaining permits, the failure to obtain a permit for a project or a permit with unreasonable conditions or costs could limit our ability to effectively provide our services.

In addition, these regulations also affect our mining customers and may influence their determination to conduct mineral exploration and development. Future changes in these laws and regulations, domestically or in foreign countries, could cause our customers to incur additional expenses or result in significant restrictions to their operations and possible expansion plans, which could reduce our profit.

Our water treatment business is impacted by legislation and municipal requirements that set forth discharge parameters, constrain water source availability and set quality and treatment standards. The success of our groundwater treatment services depends on our ability to comply with the stringent standards set forth by the regulations governing the industry and our ability to provide adequate design and construction solutions cost-effectively.

In most states, one of our employees is required to be a licensed contractor in order for us to bid for, or perform, certain types of construction related projects. From time to time, we are temporarily unable to bid for, or perform work with respect to, those types of construction projects in a particular state, because our licensed employee resigns, is terminated or dies. Depending upon the length of time to qualify another employee as a licensed contractor in the state and the number and size of the affected projects in that state, the loss of the services of an employee that is a licensed contractor could have a material adverse effect on our results of operations.

The Securities and Exchange Commission (the “SEC”) has promulgated final rules mandated by the Dodd-Frank Act regarding disclosure of the use of tin, tantalum, tungsten and gold, known as conflict minerals, in products manufactured by public companies. The Dodd-Frank Act requires that public companies conduct due diligence to determine whether such minerals originated from the Democratic Republic of the Congo (the “DRC”) or an adjoining country and whether such minerals helped finance the armed conflict in the DRC. These new rules will require due diligence efforts in fiscal year 2014 and thereafter, with the first conflict minerals report due by May 31, 2014 and annually thereafter. There will be costs associated with complying with these disclosure requirements, including costs to determine the origin of conflict minerals used in our products. In addition, the implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. Also, we may face reputational challenges if the due diligence procedures we implement do not enable us to verify the origins for all conflict minerals or to determine that such minerals are DRC conflict-free. We may also encounter challenges to satisfy customers that may require all of the components of products purchased to be certified as DRC conflict-free because our supply chain is complex. If we are not able to meet customer requirements, customers may choose to disqualify us as a supplier. See “Part I, Item 1 Business—Regulation” in our Form 10-K for fiscal year 2013 for additional information.

Our activities are subject to environmental regulation that could increase our operating costs or suspend our ability to operate our business.

We are required to comply with foreign, federal, state and local laws and regulations regarding health and safety and the protection of the environment, including those governing the generation, storage, use, handling, transportation, discharge, disposal and clean-up of hazardous substances in the ordinary course of our operations. We are also required to obtain and comply with various permits under current environmental laws and regulations, and new laws and regulations, or changed interpretations of existing requirements, which may require us to obtain and comply with additional permits and/or subject us to enforcement or penalty proceedings. We may be unable to obtain or comply with, and could be subject to revocation of, permits necessary to conduct our business. The costs of complying with environmental laws, regulations and permits may be substantial and any failure to comply could result in fines, penalties or other sanctions.

Our operations are sometimes conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities related to restricted operations, for unpermitted or accidental discharges of oil, natural gas, drilling fluids, contaminated water or other substances or for noncompliance with other aspects of applicable laws and regulations.

Various foreign, federal, state and local environmental laws and regulations may impose liability on us with respect to conditions at our current or former facilities, sites at which we conduct or have conducted operations or activities or any third-party waste disposal site to which we send hazardous wastes. The costs of investigation or remediation at these sites may be substantial. Environmental laws are complex, change frequently and have tended to become more stringent over time. Compliance with, and liability under, current and future environmental laws, as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation, could increase our operating costs and reduce our revenue. See “Part I, Item 1 Business—Regulation” in our Form 10-K for fiscal year 2013 for additional information.

We may face unanticipated water and other waste disposal costs.

Many of our operations involve the production or disposal of significant quantities of water. We may be subject to regulation that restricts our ability to discharge water in the course of these operations. The cost to dispose of, or treat, that water or otherwise comply with these regulations concerning water disposal may reduce our profitability.

The costs to dispose of this water may increase if any of the following occur:

•	we cannot obtain future permits from applicable regulatory agencies;

•	water of lesser quality or requiring additional treatment is produced; or

•	new laws and regulations require water to be disposed in a different manner.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities.

Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, PCBs, fuel storage and air quality. Certain of our current and historical operations have used hazardous materials and, to the extent that such materials are not properly stored, contained, recycled or disposed of, they could become hazardous waste. We may be subject to claims under various environmental laws and regulations, federal and state statutes and/or common law doctrines for toxic torts and other damages, as well as for natural resource damages and the investigation and clean-up of soil, surface water, groundwater and other media under laws such as the Comprehensive Environmental Response, Compensation and Liability Act. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by us and contaminated sites that have always been owned or operated by third parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that we may be held responsible for more than our share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination.

If our health insurance, liability insurance or workers’ compensation insurance is insufficient to cover losses resulting from claims or hazards, if we are unable to cover our deductible obligations or if we are unable to obtain insurance at reasonable rates, our operating costs could increase and our profit could decline.

Although we maintain insurance protection that we consider economically prudent for major losses, we have high deductible amounts for each claim under our health insurance, workers’ compensation insurance and liability insurance. Our current individual claim deductible amount is $175,000 for health insurance, $1,000,000 for liability insurance and $1,000,000 for workers’ compensation. We cannot assure that we will have adequate funds to cover our deductible obligations or that our insurance will be sufficient or effective under all circumstances or against all claims or hazards to which we may be subject or that we will be able to continue to obtain such insurance protection. In addition, we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. A successful claim or damage resulting from a hazard for which we are not fully insured could increase our operating costs and reduce our profit.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law in the United States. This legislation expands health care coverage to many uninsured individuals and expands coverage to those already insured. The changes required by this legislation could cause us to incur additional healthcare and other costs. Although we do not expect any material short-term impact on our financial results as a result of the legislation, we cannot determine the extent of any long-term impact from the legislation or any potential changes to the legislation.

Our actual results could differ if the estimates and assumptions that we use to prepare our financial statements are inaccurate.

To prepare financial statements in conformity with generally accepted accounting principles in the United States, we are required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets, liabilities, revenue, expenses and disclosures of contingent assets and liabilities. Areas in which we must make significant estimates include:

•	contract costs and profit and application of percentage-of-completion accounting and revenue recognition of contract claims;

•	recoverability of inventory and application of lower of cost or market accounting;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	recoverability of goodwill;

•	availability of foreign exchange or payment in non-convertible currencies;

•	recoverability of other intangibles and related estimated lives;

•	valuation of assets acquired and liabilities assumed in connection with business combinations; and

•	accruals for estimated liabilities; including litigation and insurance reserves.

If these estimates are inaccurate, our actual results could differ materially from currently recorded amounts.

The cost of defending litigation or successful claims against us could reduce our profit or significantly limit our liquidity and impair our operations.

We have been and from time to time may be named as a defendant in legal actions claiming damages in connection with drilling or other construction projects and other matters. These are typically actions that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage that occur in connection with drilling or construction site services. In addition, on April 17, 2013, an individual person filed a purported class action suit against us and two other companies and three of our subsidiaries in our discontinued oil and gas exploration and production business. The lawsuit was supposedly filed on behalf of all lessors and royalty owners from 2004 to the present. Plaintiff essentially alleges that we and the two other companies allocated the market for mineral leasing rights and restrained trade in mineral leasing within the state of Kansas. The plaintiff seeks certification as a class and unquantified damages. Since this litigation is at a very early stage, we are currently unable to predict its outcome or estimate our exposure. To the extent that the cost of defending litigation or successful claims against us is not covered by insurance, our profit could decline, our liquidity could be significantly reduced and our operations could be impaired.

Impairment in the carrying value of long-lived assets and goodwill could negatively affect our operating results.

Under generally accepted accounting principles, long-lived assets are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of our reporting units exceeds their current fair value as determined based on the discounted future cash flows of the related business, the goodwill is considered impaired and is reduced to fair value by a non-cash charge to earnings. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include changes in the industries in which we operate, particularly the impact of a downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, changes in corporate strategy and business plans or other factors leading to reduction in expected long-term sales or profitability. For example, for the year ended January 31, 2013, and the six months ended July 31, 2013, we recorded impairment charges totaling $8.4 million and $14.6 million, respectively. The write-offs were a result of projected continued weakness in demand for construction projects that was greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by government agencies and the resulting pressures on margins from increased competition and shifts in the corporate strategy. The impairment amount recorded for the six months ended July 31, 2013 represents our best estimate of impairment pending finalization of the fair value calculations, which will be completed during November 2013. The Company does not anticipate a change; however, any change in the estimate recorded at July 31, 2013 will be recorded for the quarter ended October 31, 2013.

As of July 31, 2013, the book value of our intangible assets, net of amortization, was $5.9 million and goodwill totaled $8.9 million. If additional goodwill or other intangibles on the consolidated balance sheet become impaired during a future period, the resulting impairment charge could have a material impact on our results of operations and financial condition.

Our ability to use U.S. federal net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses could be severely limited in the event of certain share transfers of our common stock.

We currently have a significant U.S. deferred tax asset, before considering valuation allowances, which results from federal net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses. While we have recorded a full valuation allowance against the net deferred tax asset, the carryforwards and the net unrealized built in losses could provide significant future tax savings to us if we are able to use such losses and credits. However, our ability to use these tax benefits may be restricted due to a future ownership change within the meaning of Section 382 of the Internal Revenue Code. An ownership change could occur that would severely limit our ability to use the tax benefits associated with the net operating loss carryforwards, foreign tax credit carryforwards and net unrealized built-in losses, which may result in higher taxable income for us (and a significantly higher tax cost as compared to the situation where these tax benefits are preserved).

If we repatriate earnings from foreign subsidiaries which are currently considered indefinitely reinvested, our income tax expense could be significantly increased.

We have not recognized a deferred tax liability on the undistributed earnings of foreign subsidiaries as allowed under the indefinite reversal criterion of ASC 740. We consider these amounts to be indefinitely invested based on specific plans for reinvestment of these earnings. However, if liquidity deterioration were to require us to change our plans and repatriate all or a portion of these undistributed earnings, income tax expense and deferred income tax liabilities could be significantly increased.

Difficulties integrating our acquisitions could lower our profit.

We have made acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operation and we plan to pursue additional acquisitions in the future. If we are unable to identify and complete such acquisitions, our growth strategy could be impaired. In addition, we may encounter difficulties integrating our acquisitions and in successfully managing the growth we expect from the acquisitions. Adverse changes in the credit markets may make it more difficult and costly to finance acquisitions. Furthermore, expansion into new businesses may expose us to additional business risks that are different from those we have traditionally experienced. Acquisitions involve a number of risks, including the diversion of management’s attention from our existing operations, the failure to retain key personnel or customers of an acquired business, the failure to realize anticipated benefits, such as cost savings and revenue enhancements, the potentially substantial transaction costs associated with acquisitions, the assumption of unknown liabilities of the acquired business, and the inability to successfully integrate the business within Layne. Potential impairment could result if we overpay for an acquisition. To the extent we encounter problems in identifying acquisition risks or integrating our acquisitions, our operations could be impaired as a result of business disruptions and lost management time, which could reduce our profit. There can be no assurance that any past or future acquired businesses will generate anticipated revenues or earnings.

If we are unable to protect our intellectual property adequately, the value of our patents and trademarks and our ability to operate our business could be harmed.

We rely on a combination of patents, trademarks, trade secrets and similar intellectual property rights to protect the proprietary technology and other intellectual property that are instrumental to our operations. We may not be able to protect our intellectual property adequately, and our use of this intellectual property could result in liability for patent or trademark infringement or unfair competition. Further, through acquisitions of third parties, we may acquire intellectual property that is subject to the same risks as the intellectual property we currently own.

We may be required to institute litigation to enforce our patents, trademarks or other intellectual property rights, or to protect our trade secrets from time to time. Such litigation could result in substantial costs and diversion of resources and could reduce our profit or disrupt our business, regardless of whether we are able to successfully enforce our rights.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we or any of our subsidiaries has violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and our code of business conduct and ethics. We are subject, however, to the risk that we, our affiliated entities or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As discussed under “Part I, Item 3—Legal Proceedings” in our Form 10-K for fiscal year 2013, during fiscal year 2011, our audit committee commenced an internal investigation into certain transactions and payments in Africa that potentially implicate the FCPA, including the books and records provisions of the FCPA. We have made a voluntary disclosure to the United States Department of Justice (“DOJ”) and the SEC regarding the results of our investigation and we are cooperating with the DOJ and the SEC in connection with their review of the matter.

The FCPA and related statutes and regulations provide for potential fines, civil and criminal penalties, equitable remedies, including disgorgement of profits or monetary benefits from such payments, related interest and injunctive relief. Civil penalties under the anti-bribery provisions of the FCPA could range up to $10,000 per violation, with a criminal fine up to the greater of $2 million per violation or twice the gross pecuniary gain to us or twice the gross pecuniary loss to others, if larger. Civil penalties under the accounting provisions of the FCPA can range up to $500,000 and a company that knowingly commits a violation can be fined up to $25 million. In addition, both the SEC and the DOJ could assert that conduct extending over a period of time may constitute multiple violations for purposes of assessing the penalty amounts. Often, dispositions for these types of matters result in modifications to business practices and compliance programs and possibly a monitor being appointed to review future business and practices with the goal of ensuring compliance with the FCPA.

We are engaged in discussions with the DOJ and the SEC regarding a potential negotiated resolution of these matters. We believe that it is likely that any settlement will include both the payment of a monetary fine and the disgorgement of any improper benefits. In May 2013, the staff of the SEC orally advised us that they calculated the estimated benefits to us from allegedly improper payments, plus interest thereon, to be approximately $4.8 million, which amount was accrued by us as of April 30, 2013. Based on the results of our internal investigation, an analysis of the resolution of recent and similar FCPA resolutions, we currently estimate a potential settlement range for resolving these matters (including the amount of a monetary penalty and the disgorgement of any improper benefits plus interest) of $10.4 million to $16.0 million. We have increased our reserve for the settlement of these matters from $4.8 million to $10.4 million, representing the low end of this range.

At this time, we can provide no assurance as to whether we will be able to settle for an amount equal to our current reserve or within our estimated settlement range or whether the SEC or DOJ will accept voluntary settlement terms that would be acceptable to us. Furthermore, we cannot currently assess the potential liability that might be incurred if a settlement is not reached and the government was to litigate the matter. As such, based on the information available at this time any additional liability related to this matter is not reasonably estimable. We will continue to evaluate the amount of our liability pending final resolution of the investigation and any related settlement discussions with the government; the amount of the actual liability for any fines, penalties, disgorgement or interest that may be recorded in connection with a final settlement could be significantly higher than the liability accrued to date.

Further, detecting, investigating and resolving these matters is expensive and consumes significant time and attention of our senior management. We could also face fines, sanctions and other penalties from authorities in the relevant foreign jurisdictions, including prohibition of our participating in or curtailment of business operations in those jurisdictions and the seizure of rigs or other assets. Our customers in those jurisdictions could seek to impose penalties or take other actions adverse to our interest. We could also face other third-party claims by our directors, officers, employees, affiliates, advisors, attorneys, agents, stockholders, debt holders or other interest holders or constituents. In addition, disclosure of the subject matter of the investigation could adversely affect our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees and to access the capital markets. If it is determined that a violation of the FCPA has occurred, such violation may give rise to an event of default under the agreements governing our debt instruments if such violation were to have a material adverse effect on our business, assets, property, financial condition or prospects or if the amount of any settlement resulted in our failing to satisfy any financial covenants.

Other than the indication of the estimated disgorgement amount noted above, we have not received any proposed settlement offers from the SEC or DOJ and there can be no assurance that our discussions with the DOJ and SEC will result in a final settlement of any or all of these issues or, if a settlement is reached, the timing of any such settlement or that the terms of any such settlement would not have a material adverse effect on us.

Future climate change could adversely affect us.

The prospective impact of potential climate change on our operations and those of our customers remains uncertain. Some scientists have hypothesized that the impacts of climate change could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels and that these changes could be severe. These impacts could vary by geographic location. At the present time, we cannot predict the prospective impact of potential climate change on our results of operations, liquidity or capital resources, or whether any such effects could be material to us.

Deliberate, malicious acts, including terrorism and sabotage, could damage our facilities, disrupt our operations or injure employees, contractors, customers or the public and result in liability to us.

Intentional acts of destruction could hinder our sales or production and disrupt our supply chain. Our facilities could be damaged or destroyed, reducing our operational production capacity and requiring us to repair or replace our facilities at substantial cost. Employees, contractors and the public could suffer substantial physical injury for which we could be liable. Governmental authorities may impose security or other requirements that could make our operations more difficult or costly. The consequences of any such actions could adversely affect our operating results and financial condition.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and suppliers, and personally identifiable information of our employees, in our facilities and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our operations, damage our reputation, and cause a loss of confidence, which could adversely affect our business.

We may pay our suppliers and subcontractors before receiving payment from our customers for the related services.

We use suppliers to obtain the necessary materials and subcontractors to perform portions of our services and to manage work flow. In some cases, we pay our suppliers and subcontractors before our customers pay us for the related services. We may pay our suppliers and subcontractors for materials purchased and work performed for customers who fail to pay, or delay paying, us for the related work, which could harm our liquidity and results of operations.

We extend trade credit to customers for purchases of our services, and in the past we have had, and in the future we may have, difficulty collecting receivables from customers that experience financial difficulties.

We grant trade credit, generally without collateral, to our customers, which include mining companies, general contractors, commercial and industrial facility owners, state and local governments and developers. Consequently, we are subject to potential credit risk related to changes in business and economic factors in the geographic areas in which our customers are located. If any of our major customers experience financial difficulties, we could experience reduced cash flows and losses in excess of current allowances provided. In addition, material changes in any of our customers’ revenues or cash flows could affect our ability to collect amounts due from them.

We are dependent on our information systems.

We are dependent on a variety of information technology systems for the efficient functioning of our business as well as the security of our information. Problems with the implementation of new or upgraded systems as our business grows or with maintenance of existing systems could disrupt or reduce the efficiency of our operations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the proposed convertible notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt because of factors beyond our control. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current consolidated debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we may be able to incur substantial additional debt in the future, including secured debt. We do not expect to be restricted under the terms of the indenture governing the proposed convertible notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes but that could diminish our ability to make payments on the notes.

Risks relating to ownership of our common stock

The market price of our common stock could be lowered by future sales of our common stock.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

In addition to outstanding shares eligible for future sale, as of July 31, 2013, 1.8 million shares of our common stock were issuable, subject to vesting requirements, under currently outstanding stock options and restricted stock units granted to officers, directors and employees and an additional 246,049 shares are available to be granted under our stock option and employee incentive plans.

Future sales of these shares of our common stock could decrease our stock price.

We are required to assess and report on our internal controls each year. Findings of inadequate internal controls could reduce investor confidence in the reliability of our financial information.

As directed by the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies, including us, to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of our internal control over financial reporting. In addition, the public accounting firm auditing our financial statements must report on the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of each fiscal year end, investors could lose confidence in the reliability of our financial statements, which could lower our stock price.

We are restricted from paying dividends.

We have not paid any cash dividends on our common stock since our initial public offering in 1992, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our current credit arrangements restrict our ability to pay cash dividends.

Our share price could be volatile and could decline. A decline in the trading price of our common stock could reduce the trading price of the notes or the value of any shares you may receive upon conversion of the notes. Because the trading of our common stock is characterized by low trading volume, it could be difficult for you to sell any shares of our common stock you may receive upon conversion of the notes.

The stock markets, including the NASDAQ Global Select Market, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock has been and may continue to be volatile and may decline, including for reasons unrelated to our operating performance or prospects. In addition, the trading of our common stock has historically been characterized by relatively low trading volume, and the volatility of our stock price could be exacerbated by such low trading volumes. The market price of our common stock could be subject to significant fluctuations in response to various factors or events, including among other things:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenue or earnings estimates, if any, or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

These factors may lower the trading price of our common stock, regardless of our actual operating performance, which could reduce the trading price of the notes or the value of any shares of common stock you may receive upon conversion of the notes. In addition, these factors could prevent you from selling any shares of common stock you may receive upon conversion of the notes at favorable prices. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may lower the market price of our common stock.

Provisions in our organizational documents, Delaware law and in the indenture we expect to govern our proposed convertible notes could prevent or frustrate attempts by stockholders to replace our current management or effect a change of control of our company.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that could make it more difficult for a third party to acquire us without consent of our board of directors. In addition, under our certificate of incorporation, our board of directors may issue shares of common stock or preferred stock and determine the terms of shares of preferred stock without any further action by our stockholders. Our issuance of common stock or preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and thereby effect a change in the composition of our board of directors. Our certificate of incorporation also provides that our stockholders may not take action by written consent. Our bylaws require advance notice of stockholder proposals and nominations, and permit only our board of directors, or authorized committee designated by our board of directors, to call a special stockholder meeting. We expect that the indenture governing our proposed convertible notes will contain provisions requiring us to repurchase the convertible notes in cash or, in some cases, increase the conversion rates for holders who convert their notes. These provisions may have the effect of preventing or hindering attempts by our stockholders to replace our current management. In addition, Delaware law prohibits us from engaging in a business combination with any holder of 15% or more of our capital stock until the holder has held the stock for three years unless, among other possibilities, our board of directors approves the transaction. Our board may use this provision to prevent changes in our management. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

In addition, provisions of Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us or obtaining control of our company.